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Exhibit 21
                             SUBSIDIARY INFORMATION

     Registrant Questar Market Resources, Inc., has the following subsidiaries; Wexpro Company, Questar Exploration and Production Company, Questar Energy Trading Company, Questar Gas Management Company, and Shenandoah Energy, Inc. Questar Exploration and Production is a Texas corporation, and Shenandoah is a Delaware corporation. The other listed companies are incorporated in Utah.

     Questar Exploration and Production has a wholly owned subsidiary, Celsius Energy Resources, Ltd., which is an Alberta corporation.

     Questar Exploration and Production has one domestic active subsidiary:
Questar URC Company, which is a Delaware corporation. Questar Exploration and Production also does business under the names Universal Resources Corporation, Questar Energy Company and URC Corporation.

     Questar Energy Trading Company has two active subsidiaries: URC Canyon Creek Compression Company and Questar Power Generation Company, which are both Utah corporations.

     Shenandoah, in turn has two active subsidiaries: SEI Drilling Company and SEI Gathering and SEI Gathering and Processing Company, which are both Colorado corporations.